Exhibit 10.38

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this “Agreement”) dated December 9, 2024 (the “Effective Date”) is by and between ELM ST Advisors, LLC, a Delaware limited liability company (“Consultant”),and Jill Acquisition LLC (“Client”). For purposes of this Agreement, the term Consultant shall mean ELM ST Advisors, LLC and its affiliates, employees, members, contractors, successors or assigns.Consultant agrees to provide certain services to Client in accordance with the following terms and conditions:

1. Services and Compensation. Consultant agrees to perform for Client the services (the “Services”)of the general nature, and subject to any specific requirements, set forth in each Statement of Work annexed hereto as an exhibit (each, an “SOW”). Each SOW annexed hereto, and any new SOW executed pursuant to and in accordance with this Agreement shall be designated in numerical order (i.e., Exhibit A-1, Exhibit A-2, and so forth). In full consideration of the Services rendered, Client agrees to pay Consultant the compensation set forth in the applicable SOW in the manner specified in such SOW(s). If either party wishes to change or expand the scope or performance of the Services under any SOW, such party will provide notice to the other party, and the parties shall negotiate and execute a new SOW, which new SOW will state whether the applicable prior SOW is superseded, amended or supplemented.

2. Independent Contractor Status.

(a) It is the express intention of the parties that Consultant is an independent contractor and that Consultant shall perform the Services hereunder as an independent contractor. Nothing contained in this Agreement shall be construed to imply a partnership, joint venture, principal-agent, or employer employee relationship between Consultant and Client. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon.

(b) Client is contracting with Consultant for the Services and Consultant reserves the right to determine the method, manner and means by which the Services shall be performed consistent with the requirements of this Agreement.

3. Ownership of Work Product. Consultant agrees that all information, work product, materials,properties or rights developed, delivered or contributed to, in whole or in part, by or on behalf of Consultant as part of the Services or other services provided under this Agreement (including all notes,reports, templates, specifications, designs, results, work papers, tangible embodiments (such as computer disks and documents), technical data or information, or other information or materials relating to the Services); all inventions, modifications, enhancements, improvements, processes, works of authorship,techniques or similar matters relating to the Services; all intellectual property rights with respect to any of the foregoing; and all products and proceeds of, and all claims and causes of action with respect to, any of the foregoing (collectively, the “Work Product”), is and shall be owned by the Client and Consultant hereby assigns all rights in Work Product to the Client, provided that pre-existing models, templates,methodologies and other pre-existing proprietary information of Consultant (“Pre-Existing Work”)remains owned by Consultant. If and to the extent that Consultant incorporates any Pre-Existing Work into the Work Product, Consultant retains ownership of such Pre-Existing Work and hereby grants Client a perpetual, royalty-free, non-sublicensable, worldwide right to use such Pre-Existing Work for

Client’sown internal use only. Client may not sublicense or otherwise use such Pre-Existing Work.

4. Confidentiality.

(a) From time to time during the term of this Agreement, either party (as the “Disclosing Party”) may disclose or make available to the other party (as the “Receiving Party”), non-public,proprietary, and confidential information of Disclosing Party that, if disclosed in writing or other tangible form is clearly labeled as “confidential,” or if disclosed orally, is identified as confidential when disclosed,or by its nature or based on the circumstances under which it was disclosed or made available should reasonably be considered to be confidential or proprietary in nature (“Confidential Information”).Confidential Information includes all information and materials (regardless of the form and regardless of by whom prepared) relating to the Work Product, all non-public information related to the Client and its affiliates’ past, present and future business affairs including finances, products, services, operations,organizational structure, internal practices, business plans and forecasts, and all third-party confidential information. Confidential Information does not include any information that: (i) is or becomes generally available to the public other than as a result of Receiving Party’s violation of this Section 4; (ii) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that, to the Receiving Party’s knowledge, such third-party source is not and was not prohibited from disclosing such Confidential Information; (iii) was in Receiving Party’s possession prior to Disclosing Party’s disclosure hereunder; or (iv) was or is independently developed by Receiving Party without using any Confidential Information.

(b) During the term of this Agreement and for a period of one (1) year thereafter, the Receiving Party shall: (x) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information,but in no event with less than a commercially reasonable degree of care; (y) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (z) not disclose any such Confidential Information to any person or entity, except to the Receiving Party’s affiliates, officers, directors, managers and other representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement. Notwithstanding anything herein to the contrary, the Receiving Party may disclose any Confidential Information if required by applicable law, legal process or other governmental or regulatory authority; provided, however, that the Receiving Party shall, to the extent permitted by law, use commercially reasonable efforts to notify Disclosing Party of such disclosure to afford Disclosing Party the opportunity to seek, at Disclosing Party’s sole cost and expense, a protective order or other remedy.

(c) Consultant acknowledges that Client’s parent company (the “Company”) is a publicly traded Company. Consultant further acknowledges the existence of laws and regulations prohibiting “insider trading”, including the purchase or sale of securities of a company while in the possession of “material nonpublic information.” Consultant acknowledges and agrees that Consultant and its representatives may have access to certain material nonpublic information of the Company as a result of receiving Confidential Information of the Company. Consultant shall, and shall direct its representatives to, treat such information as Confidential Information, and Consultant covenants and agrees that Consultant will not, and will inform its Representatives of their obligation not to, engage in insider trading or disclose such information to any third parties.

5. Non-Solicitation. In the course of receiving or providing the Services, the parties shall each necessarily become aware of the identity and qualifications of certain of the other party’s talented employees and/or contractors who work directly with such party in fulfilling the objectives of this Agreement (each, a “Covered Person”). Each party agrees that during the term of this Agreement and for a period of one (1) year following termination of this Agreement (the “Non-Solicitation Period”) not to engage, employ or accept services directly or indirectly from any Covered Person, unless mutually agreed upon by both parties hereto.

6. Representations and Warranties; Acknowledgments.

(a) Each party hereto represents and warrants to the other party that (i) such party has full power, authority and capacity to enter into this Agreement and to perform its obligations hereunder; and (ii)the execution and delivery of this Agreement and the performance of its obligations hereunder does not and shall not constitute a breach or violation of or a default under, or otherwise conflict with, the organizational documents of such party or any contract or agreement to which such party is a party or by which such party is bound.

(b) Client acknowledges that timely delivery of the Services by Consultant will depend on Client’s prompt response and delivery to Consultant of any information or materials reasonably requested by Consultant that Consultant considers necessary or useful for the performance of the Services, and that Client’s failure to respond in a timely manner may result in a delay of the Services or any timeline set forth on any SOW.

7. Taxes. Client shall pay, or shall reimburse Consultant for paying, any applicable sales, use or similar tax on any materials or services provided to Client by Consultant under this Agreement. Any other taxes, including income taxes on income received by Consultant, shall be the responsibility of Consultant.

8. Indemnification.

(a) Each party hereto (the “Indemnifying Party”) agrees to indemnify and hold harmless the other party and its affiliates, and their respective past, present and future directors, officers, partners,members, employees, agents, representatives, advisors, subcontractors, affiliates and controlling persons(collectively, the “Indemnified Parties”), to the fullest extent lawful, from and against any and all losses,claims, damages, expenses (including reasonable attorneys’ fees and court costs), fees, penalties or other liabilities (or actions in respect thereof) that are actually incurred by the Indemnified Party (collectively,“Losses”) in connection with, arising out of, based upon or related to (i) any grossly negligent or more culpable act or omission of the

Indemnifying Party (including any reckless or willful misconduct) in connection with the performance of this Agreement, (ii) the material breach or non-fulfillment of any material representation, warranty, or covenant set forth in this Agreement by the Indemnifying Party, or (iii)any violation or alleged violation of applicable laws or regulations, or any actual or alleged infringement or misappropriation of any intellectual property rights or any other rights of any person or entity by the Indemnifying Party; provided, however, that the Indemnifying Party shall not be required to indemnify any Indemnified Party for such Losses to the extent such Losses arose primarily because of the gross negligence or willful misconduct of any Indemnified Party.

(b) Notwithstanding anything herein, and without limitation of the indemnification provisions set forth in Section 8(a) above, Consultant and each of Indemnified Parties shall further be entitled to indemnification and advancement of expenses from the Client to the same extent as provided for officers of the Client under the Client’s governing documents.

(c) If any claim, suit, action, proceeding, arbitration or investigation (each an “Action”) shall be brought, threatened or asserted against any Indemnified Party in respect of which indemnity may besought against an Indemnifying Party, the Indemnified Party shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party shall be entitled, at its expense, and upon delivery of written notice to the Indemnified Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. Such Indemnified Party shall have the right to employ separate counsel in any such Action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party has agreed in writing to pay such fees and expenses, (ii) the Indemnifying Party has failed to assume the defense in a timely manner or pursue the defense reasonably diligently, or (iii) outside counsel to an Indemnified Party has advised such Indemnified Party that in such Action there is an actual or potential conflict of interest or a conflict on any material issue between the Indemnifying Party’s position and the position of such Indemnified Party, in which case, the Indemnifying Party shall be responsible for the fees and expenses of such separate counsel.

(d) The Indemnifying Party agrees that, without the Indemnified Party’s prior written consent(which shall not be unreasonably withheld, conditioned or delayed), it will not settle, compromise or consent to the entry of any judgment in any pending or threatened Action in respect of which indemnification or contribution is reasonably likely to be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Action), unless such settlement, compromise or consent (i) includes an unconditional release from the settling, compromising or consenting party of each Indemnified Party from all liability arising out of such Action, (ii) shall not include a statement as to, or an admission of, fault,culpability or a failure to act by or on behalf of any Indemnified Party, and (iii) shall not impose any continuing obligations or restrictions on any Indemnified Party.

(e) The rights of the Indemnified Parties hereunder shall be in addition to any other rights that any Indemnified Party may have at common law, by statute or otherwise. Except as otherwise expressly provided for in this Agreement, if any term, provision, covenant or restriction contained herein is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall all remain in full force and effect and shall in no way be affected, impaired or invalidated.

9. Term and Termination.

(a) This Agreement is effective commencing on the Effective Date and shall continue in full force and effect unless earlier terminated as provided herein.

(b) This Agreement may be terminated by either party at any time upon thirty (30) days’ written notice to the other party. If either party materially breaches this Agreement and fails to remedy such breach within fifteen (15) days written notice of such breach, the non-breaching party may terminate this Agreement immediately.

(c) Notwithstanding anything to the contrary in this Agreement, termination or expiration of this Agreement shall not affect any of the parties’ respective rights or obligations that are intended by the parties to survive such termination or expiration, including the applicable portions of Sections 3, 4, 5, 7, 8, 9, 14 and 17. At all times during the term of this Agreement and thereafter in perpetuity, each party agrees not to disparage the other party or its employees or officers.

10. Limitation of Liability. No party shall be liable for any exemplary damages, punitive damages or consequential damages that are not reasonably foreseeable or arise solely from the special circumstances of the other party, whether arising out of tort, breach of contract or otherwise. In no event shall either party’s aggregate liability arising out of or related to this Agreement or the provision of the Services exceed the aggregate amount paid or payable to Consultant by Client as consideration for the Services.The exclusions and limitations set forth in this Section will not apply to: (a) a party’s failure to comply with its confidentiality, compliance with laws, intellectual property or data protection obligations; (b) a party’s indemnification obligations solely with respect to third-party claims; or (c) a party’s gross negligence, willful misconduct, or fraud.

11. DISCLAIMER OF WARRANTIES. CONSULTANT MAKES NO WARRANTIES(INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES WITH RESPECT TO THEACHIEVEMENT OF ANY PARTICULAR RESULTS IN CONNECTION WITH THE PROVISION OFTHE SERVICES) AND HEREBY DISCLAIMS ALL OTHER WARRANTIES, EITHER EXPRESS,IMPLIED, STATUTORY, OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT, ANYWORK PRODUCT OR THE PROVISION OF THE SERVICES, AND SPECIFICALLY DISCLAIMSALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULARPURPOSE, TITLE AND NON-INFRINGEMENT.

12. Services to Others. Client acknowledges that Consultant is in the business of providing Services to other businesses and entities. Consultant’s services hereunder are not exclusive to Client and Consultant shall have the right to perform the same or similar services for others, as well as engage in other business activities; provided, however, that until this Agreement terminates, without the Client’s written consent,Consultant shall not provide any services to those certain competitors of Client as set forth on Exhibit B attached hereto (each, a “Competitor”), and shall promptly disclose to Client any potential or actual conflict between the Services provided to Client, and the services provided to any other business or entity.

13. Subcontracting. Consultant may, at its expense and with the prior written consent of Client in each instance, subcontract with any entity or person concerning the provision of Services contemplated hereunder; provided, however, that Consultant shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and, provided further, that Consultant shall be responsible for all acts of such subcontractor as if such acts were its own.

14. No Publicity. Neither party will disclose the existence of this Agreement or the provisions of this Agreement, or any SOW or other attachment, schedule or exhibit hereto, without the prior written approval of the other party (which approval will not be unreasonably withheld, conditioned or delayed), except for initial disclosures required by law or applicable regulatory authorities regarding the existence of this Agreement (provided that Client will provide to Consultant a copy of the narrative related to this Agreement that is to be included in the Company’s Form 8-K prior to filing and public disclosure thereof).Except with the prior written consent of Client, which consent will not be unreasonably withheld,conditioned or delayed, Consultant will not use the name of J.Jill in any publicity, advertising or customer list; provided, however, that Consultant may orally disclose the fact that Client is a client of Consultant to the extent such information has previously been made public. Notwithstanding anything to the contrary in this Section 14, if Client issues any press release, website disclosure or any other public statement (including public disclosures required by law or regulatory authority) relating to the Work Product or any event or occurrence with respect to which Consultant has provided services to Client, Client and Consultant will work together in good faith to ensure that Consultant approves the applicable language.

15. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

16. Entire Agreement. On execution of this Agreement, the rights, duties and obligations of the parties hereto with respect to the matters set forth herein shall be governed solely by the provisions of this Agreement, and all representations, warranties, terms and conditions with respect to such matters which may be contained in any prior agreements or understandings (written or oral) between such parties shall be null and void and of no further force and effect.

17. Choice of Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law. The parties hereby irrevocably submit to the exclusive jurisdiction of the state or federal courts sitting in Wilmington,Delaware and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue, and any right to trial by jury.

18. Amendments. No amendment to or modification of or rescission or discharge of this Agreement,including Exhibit A attached hereto, is effective unless it is in writing, identified as an amendment to or rescission or discharge of this Agreement and signed by each party.

19. Successors and Assigns. This Agreement is binding on and inures to the benefit of the parties to this Agreement and their respective permitted successors and permitted assigns.

20. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be deemed an original, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart; all of such counterparts shall together constitute one and the same instrument. The parties agree that .pdf or facsimile copies of this Agreement shall be deemed to be the equivalent of originals.

21. Notice. Any notice or communication required or permitted under this Agreement shall be in writing and shall be deemed received (i) on the date personally delivered, (ii) the next day after sending if sent by facsimile, Federal Express or any other next-day carrier service, or (iii) the third day after mailing via first-class mail, return receipt requested, to a party at the address below or such other address as the parties may designate from time to time. Unless otherwise specified herein, notices shall be delivered to the names and addresses below:

EXHIBIT A-1

SERVICES

Statement of Work

This Statement of Work (this “SOW”) is hereby incorporated into that certain Consulting Services Agreement dated December 9, 2024 (the “Agreement”), by and between Jill Acquisition LLC(“Client”) and ELM ST Advisors, LLC, a Delaware limited liability company (the “Consultant”).As used herein, the term Consultant shall mean ELM ST Advisors, LLC and its affiliates,contractors, consultants, successors or assigns. All terms used and not expressly defined in this SOW will have the meanings given to them in the Agreement.This SOW describes Services and deliverables to be performed and provided by the Consultant pursuant to the Agreement. If any item in this SOW is inconsistent with the Agreement prior to such incorporation, the terms of this SOW will control, but only with respect to the Services to be performed under this SOW.

1. Services. Consultant shall provide the following services (collectively the “Services”).The Services do not include the rendering of legal, tax or securities advice and Consultant shall have no liability to Client should Client improperly utilize advice or opinions of Consultant in matters of law, taxation or securities. Consultant shall perform the Services as an independent contractor and not as an employee or affiliate of Client. Consultant will not have the authority to enter into binding contracts on behalf of Client or to make binding financial decisions on behalf of Client, and Consultant will have no responsibility for obligations under any Client contracts that may be entered into or financial decisions that the Client or the Company may make based on the advice of Consultant. Without limitation of the foregoing, the Client and the Company will retain full responsibility for the content and accuracy of their financial reports and records.

(a) Services to be performed by Consultant shall be in the general nature of financial and strategic advisory services for the senior leadership and management teams and other consulting services as agreed between the Consultant and Client.

(b) The Services will be performed by Jim Scully, a partner of Consultant, serving in the capacity of a consultative advisor hired for a temporary duration, and shall be supported by the Elm ST Advisors team. Consultant reports to and shall be directed by a subcommittee of the Board.The scope of the Services will include the following activities and the corresponding deliverables:

(i) Strategic Growth Plan:

Services

Company Vision and Long-term Strategy: Support the executive team in defining and implementing the long-term vision and strategy, providing counsel on critical decisions Risk Management: Work with the executive team to identify and manage risks to the strategic objectives Performance Oversight: Support the executive team in delivering performance goals, regarding strategic initiatives and aligning to the Board’s objectives

Deliverables

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Outline expectations with Board and Subcommittee
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Establish cadence and updates to the Subcommittee
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Maintain regular updates to the Subcommittee and engage as needed
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Work with team to define and quantify growth pillars that will drive top-line performance of the business over the next 1-3 years
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Work with team to define and quantify incremental investment required to deliver growth pillars
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Work with team to define and quantify impacts to core business that will support, fund,and mitigate risks to the growth plan

(ii) Transformation Assistance:

Services

Leadership Support: Act as a resource to the executive team. Support any changes to the organization required to deliver transformation plans Strategic Execution: Support the identified work streams Business Continuity: Provide solutions and alternatives to operational gaps that may arise Financial Performance: Monitor and make recommendations related to financial performance(including monitoring KPIs and key initiatives)

Deliverables

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Establish expectations for how to support the executive team
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Engage with executive team and external sources to drive transformation plan
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Assess augmentations to existing (and any potential new talent) and provide recommendations on structure and personnel.
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Maintain open dialogue with Subcommittee on learnings
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Attend weekly / monthly business reviews as needed as determined by the Subcommittee
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As requested by the Subcommittee, act as a resource for Board and executive-level decision-making

(iii) Elm ST Advisors shall support Jim Scully in his work and provide additional surge capacity to the senior team on specific projects as well as day-to-day operations. The Elm ST Advisors team will consist of 2-3 FTEs.

2. Term. Unless sooner terminated as provided in the Agreement, the term of this SOW shall expire on the six-month anniversary of the Effective Date.

3. Consideration.

(a) Consulting Fee: As consideration for the Services, the Client shall compensate the Consultant at the rate of $300,000 per month (the “Consulting Fee”) and pay to Consultant a onetime retainer fee of $200,000 (the “Retainer”). The Retainer shall be due and payable to Consultant on or prior to the Effective Date. The Client shall pay the Consultant the Consulting Fee, which shall be billed in advance of the first of each month, and any other fees due hereunder,within thirty (30) days of Client’s receipt of the relevant invoice; provided, however, that the first month’s Consulting Fee shall be due and payable on or prior to the Effective Date. If the Agreement is terminated prior to the end of any month, the Client shall pay a pro rata portion of the applicable Consulting Fee due to Consultant. For the avoidance of doubt, other than with respect to the first Consulting Fee due and payable in advance as of the Effective Date, the Consulting Fee shall be proportionately adjusted as to any partial calendar month that occurs during the term of this SOW. The Retainer is non-refundable, notwithstanding any early termination of the Agreement or this SOW.

(b) Stock Options: On the first day following the Effective Date that the Company has an open trading window (the “Grant Date”), the Company will grant to Consultant the option to purchase 100,000 shares of the Company common stock issued under the J.Jill, Inc. 2017Amended and Restated Omnibus Equity Incentive Plan. The exercise price (“Exercise Price”) per share of Common Stock for each Option shall be equal to 100% of the Fair Market Value of such share, determined as of the Grant Date. “Fair Market Value” means the closing sales price of Company Common Stock reported the national securities exchange on which such shares are listed on the Grant Date, or if there is no such sale on that date, then on the last preceding date on which such a sale was reported. This grant is subject to vesting as follows: Consultant shall meet with the Subcommittee every sixty (60) days during the term of this SOW to review the status of the Services (each, a “Review Meeting”). Upon successful completion by Consultant of certain milestones, as may be determined in the sole reasonable discretion of the Subcommittee at each Review Meeting, 33,333.33 options will vest. In the event that the relevant milestones have not been successfully completed in the sole reasonable discretion of the Subcommittee at the time of such Review Meeting, the entire tranche of options subject to vesting at such Review Meeting will be cancelled (i.e., there shall be no partial vesting of any tranche of options). If any portion of the options are cancelled pursuant to the foregoing sentence, then, notwithstanding anything set forth in Section 9(b) of the Agreement, the Agreement and this SOW may thereafter be terminated by either party at any time upon seven (7) days’ written notice to the other party. All options granted pursuant to this section will expire on the third anniversary of the Grant Date.

4. Payment. Payment should be wired to Chase Bank, 73 Purchase St, Rye, NY 10580,ABA#021000021 for the account of: Elm St Advisors, LLC Account #853166830. All fees and expenses payable under the terms of this Agreement shall be free and clear of any withholding,deductions or charge for withholding taxes or deductions, goods and service tax, sales tax, value added tax or other applicable or similar taxes.

5. Expense Reimbursement. In addition to the fees referenced herein, the Client shall pay Consultant $12,000 per month (flat rate) as reimbursement for all out-of-pocket expenses. All reimbursements hereunder shall be made in the same manner as other compensation under Section3 of this SOW.

6. Routine Reviews. Client and Consultant shall review the scope of the Services and the term of this SOW every thirty (30) days.

7. Administrative Assistance. The Client shall provide access to office workspace for the Consultant(s) at the Company’s offices in Boston, as well as access to a Company computer and email, as needed.

8. Waiver. Notwithstanding anything herein to the contrary, in performing the Services hereunder, the Consultant is not assuming responsibility for the Client’s or its affiliates’ decision to pursue (or not pursue) or effect (or not to effect) any business strategy, investment or other transaction.